FOR IMMEDIATE RELEASE		August 3, 2023
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST REPORTS LOWER 2023 SECOND-QUARTER FINANCIAL RESULTS

•Mild weather and higher operating costs impact earnings

•APS supports customers through the summer season

•Company seeks flexible energy resources to serve Arizona's growing energy needs

PHOENIX – Pinnacle West Capital Corp. (NYSE: PNW) today reported a consolidated net income attributable to common shareholders of $106.7 million, or $0.94 per diluted share of common stock, for the quarter ended June 30, 2023. This result compares with consolidated net income of $164.3 million, or $1.45 per diluted share, for the same period in 2022.

Weather was a major driver in the lower second-quarter results, with the Phoenix region experiencing the mildest June since 2009. Other factors included higher operations and maintenance expenses (including increases in non-nuclear generation operating costs and higher transmission, distribution and customer service costs), higher interest charges and lower pension and other postretirement non-service credits. These were partially offset by higher transmission revenue and higher revenue from the Lost Fixed Cost Recovery (LFCR) mechanism.

“We saw cooler-than-usual temperatures in the second quarter compared to a warmer-than average second quarter in 2022. This June was especially mild. Given how big an impact air conditioning has on energy use in the low desert, it’s no surprise that our financial results are lower this quarter,” said Pinnacle West Chairman, President and Chief Executive Officer Jeff Guldner, citing National Weather Service Phoenix data showing that the average June 2023 temperature was almost five degrees cooler than June 2022.

“While the heat was slow to get started, it certainly showed up in time for the Fourth of July, and the Phoenix area set a new record for consecutive days above 110 degrees in July. On July 20, the company hit a new all-time peak of 8,193 megawatts,” said Guldner. “Thanks to our employees’ impressive planning and operating performance, customers continued to receive the reliable service they count on. This performance – combined with robust customer growth and a resolution to the 2019 rate case appeal in June – puts us in a strong position entering the second half of the year.”

Summer is Our Season
June 21 may have been the first official day of summer, but employees at Arizona Public Service Co. (APS), the company’s regulated utility and principal subsidiary, work hard year-round to prepare for the season’s heat, wildfire risks and potential storms.

As temperatures rise, the company helps customers get ready too. Practical tips and energy-saving strategies can aid in managing monthly electricity bills, from installing a smart thermostat through the Cool Rewards demand response program to using the rate plan comparison tool to ensure customers are on the right plan for their energy use. APS also works with communities at higher fire risk to raise awareness about defensible space and having an emergency plan in place.

The company joins forces with local nonprofits to provide heat relief to vulnerable individuals throughout Arizona. In partnership with St. Vincent de Paul, APS helps shelter families through emergency community housing and eviction prevention assistance and supports The Salvation Army’s cooling and hydration stations in nine Arizona counties, among other initiatives.

Ensuring adequate energy supply is another important part of our summer readiness, and several projects came online recently, including 141 megawatts (MW) of battery energy storage at AZ Sun solar sites, 150 MW at the Agave Solar Plant and 238 MW of wind energy through a power purchase agreement.

Seeking Flexible, Innovative Energy Resources for the Future
APS not only is focused on serving customers this summer; the company is taking steps to secure energy supply for years to come. In June, APS issued an all-source request for proposal (RFP) seeking project proposals for flexible and innovative resources to serve growing energy needs as more people and businesses continue to move to Arizona.

The 2023 all-source RFP seeks approximately 1,000 MW to serve customers with even more around-the-clock energy – enough to power about 150,000 Arizona homes. This solicitation is designed to procure a balanced and diverse portfolio that advances clean energy while maintaining reliability and affordability for customers.

“We are seeking the best combination of technologies to serve our customers and deliver value,” said Guldner. “Our resource planning team welcomes a variety of proposals and technologies to support a diverse and affordable energy mix for Arizona. That could include new solar plants and battery energy storage, natural gas resources that can transition to clean hydrogen fuel in the future, and other resources that can ramp up quickly to serve customers during triple-digit summer afternoons.”

This RFP is focused on projects to serve customers beginning between 2026-2028. To learn more about the 2023 all-source RFP, deadlines and instructions to apply, visit aps.com/rfp.

Financial Outlook
Given the positive impact of the 2019 rate case appeal resolution in June and extremely hot weather to start the third quarter – partially offset by higher than previously forecasted operations and maintenance expenses and more moderate weather-normalized sales growth – the company increased its 2023 consolidated earnings range to $4.10 to $4.30 per diluted share on a weather-normalized basis from a previously disclosed range of $3.95 to $4.15 per diluted share. Key factors and assumptions underlying the 2023 outlook can be found in the second quarter 2023 earnings presentation slides at pinnaclewest.com/investors.

Conference Call and Webcast
Pinnacle West invites interested parties to listen to the live webcast of management’s conference call to discuss the company’s 2023 second-quarter results, as well as recent developments, at noon ET (9 a.m. Arizona time) today, August 3. Join the live webcast at www.pinnaclewest.com/presentations for audio of the call and slides, or dial (888) 506-0062 or (973) 528-0011 for international callers and enter participant access code 804430. A replay of the webcast can be accessed for 30 days at pinnaclewest.com/presentations. A replay of the call also will be available until 11:59 p.m. ET, Thursday, August 10, 2023, by calling (877) 481-4010 in the U.S. and Canada or (919) 882-2331 internationally and entering replay passcode 48638.

General Information
Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $24 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to approximately 1.4 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.

Dollar amounts in this news release are after income taxes. Earnings per share amounts are based on average diluted common shares outstanding. For more information on Pinnacle West’s operating statistics and earnings, please visit pinnaclewest.com/investors.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements based on current expectations. These forward-looking statements are often identified by words such as "estimate," "predict," "may," "believe," "plan," "expect," "require," "intend," "assume," "project," "anticipate," "goal," "seek," "strategy," "likely," "should," "will," "could," and similar words. Because actual results may differ materially from expectations, we caution readers not to place undue reliance on these statements. A number of factors could cause future results to differ materially from historical results, or from outcomes currently expected or sought by Pinnacle West or APS. These factors include, but are not limited to:

•the current economic environment and its effects, such as lower economic growth, a tight labor market, inflation, supply chain delays, increased expenses, volatile capital markets, or other unpredictable effects;
•our ability to manage capital expenditures and operations and maintenance costs while maintaining reliability and customer service levels;
•variations in demand for electricity, including those due to weather, seasonality (including large increases in ambient temperatures), the general economy or social conditions, customer, and sales growth (or decline), the effects of energy conservation measures and distributed generation, and technological advancements;
•the potential effects of climate change on our electric system, including as a result of weather extremes such as prolonged drought and high temperature variations in the area where APS conducts its business;
•power plant and transmission system performance and outages;
•competition in retail and wholesale power markets;
•regulatory and judicial decisions, developments, and proceedings;
•new legislation, ballot initiatives and regulation or interpretations of existing legislation or regulations, including those relating to environmental requirements, regulatory and energy policy, nuclear plant operations and potential deregulation of retail electric markets;
•fuel and water supply availability;

•our ability to achieve timely and adequate rate recovery of our costs through our rates and adjustor recovery mechanisms, including returns on and of debt and equity capital investment;
•our ability to meet renewable energy and energy efficiency mandates and recover related costs;
•the ability of APS to achieve its clean energy goals (including a goal by 2050 of 100% clean, carbon-free electricity) and, if these goals are achieved, the impact of such achievement on APS, its customers, and its business, financial condition, and results of operations;
•risks inherent in the operation of nuclear facilities, including spent fuel disposal uncertainty;
•current and future economic conditions in Arizona;
•the direct or indirect effect on our facilities or business from cybersecurity threats or intrusions, data security breaches, terrorist attack, physical attack, severe storms, or other catastrophic events, such as fires, explosions, pandemic health events or similar occurrences;
•the development of new technologies which may affect electric sales or delivery, including as a result of delays in the development and application of new technologies;
•the cost of debt, including increased cost as a result of rising interest rates, and equity capital and the ability to access capital markets when required;
•environmental, economic, and other concerns surrounding coal-fired generation, including regulation of GHG emissions;
•volatile fuel and purchased power costs;
•the investment performance of the assets of our nuclear decommissioning trust, pension, and other postretirement benefit plans and the resulting impact on future funding requirements;
•the liquidity of wholesale power markets and the use of derivative contracts in our business;
•potential shortfalls in insurance coverage;
•new accounting requirements or new interpretations of existing requirements;
•generation, transmission and distribution facility and system conditions and operating costs;
•the ability to meet the anticipated future need for additional generation and associated transmission facilities in our region;
•the willingness or ability of our counterparties, power plant participants and power plant landowners to meet contractual or other obligations or extend the rights for continued power plant operations; and
•restrictions on dividends or other provisions in our credit agreements and Arizona Corporation Commission orders.

These and other factors are discussed in Risk Factors described in Part 1, Item 1A of the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2022, which readers should review carefully before placing any reliance on our financial statements or disclosures. Neither Pinnacle West nor APS assumes any obligation to update these statements, even if our internal estimates change, except as required by law.

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PINNACLE WEST CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(unaudited)
(dollars and shares in thousands, except per share amounts)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30,		JUNE 30,
	2023	2022	2023	2022

Operating Revenues	$1,121,703	$1,061,669	$2,066,658	$1,845,200

Operating Expenses
Fuel and purchased power	407,754	352,187	802,258	617,456
Operations and maintenance	277,238	245,387	527,318	463,729
Depreciation and amortization	195,101	186,497	387,007	373,102
Taxes other than income taxes	57,642	54,118	114,780	112,116
Other expenses	688	385	1,298	1,210
Total	938,423	838,574	1,832,661	1,567,613

Operating Income	183,280	223,095	233,997	277,587

Other Income (Deductions)
Allowance for equity funds used during construction	13,034	12,086	28,095	21,833
Pension and other postretirement non-service credits - net	10,474	25,257	20,339	49,066
Other income	6,406	1,682	12,483	3,386
Other expense	(4,813)	(4,584)	(8,944)	(8,006)
Total	25,101	34,441	51,973	66,279

Interest Expense
Interest charges	93,832	68,103	181,951	133,492
Allowance for borrowed funds used during construction	(12,317)	(5,873)	(25,039)	(10,355)
Total	81,515	62,230	156,912	123,137

Income Before Income Taxes	126,866	195,306	129,058	220,729

Income Taxes	15,897	26,688	17,080	30,849

Net Income	110,969	168,618	111,978	189,880

Less: Net income attributable to noncontrolling interests	4,306	4,306	8,612	8,612

Net Income Attributable To Common Shareholders	$106,663	$164,312	$103,366	$181,268

Weighted-Average Common Shares Outstanding - Basic	113,411	113,172	113,385	113,137

Weighted-Average Common Shares Outstanding - Diluted	113,717	113,369	113,657	113,332

Earnings Per Weighted-Average Common Share Outstanding
Net income attributable to common shareholders - basic	$0.94	$1.45	$0.91	$1.60
Net income attributable to common shareholders - diluted	$0.94	$1.45	$0.91	$1.60